*PORTIONS OF THIS GRAIN FEEDSTOCK SUPPLY AGREEMENT HAVE BEEN OMITTED PURSUANT TO
A REQUEST FOR  CONFIDENTIAL  TREATMENT WHICH HAS BEEN FILED  SEPARATELY WITH THE
SECURITIES AND EXCHANGE COMMISSION.
                                                                  EXECUTION COPY

                        GRAIN FEEDSTOCK SUPPLY AGREEMENT

         THIS GRAIN FEEDSTOCK  SUPPLY  AGREEMENT (this  "Agreement") is made and entered into as of December  15, 2008 by and between  Southwest  Iowa  Renewable
Energy, LLC, an Iowa limited liability company ("Producer") and AGRI-Bunge, LLC, an Iowa limited  liability  company ("A-B") (each of Producer and A-B, a "Party"
and collectively, the "Parties").

                                    RECITALS

     A. The Parties  intend to  temporarily  suspend  the terms of that  certain
Grain Feedstock Agency Agreement  between the Parties dated October 13, 2006, as amended by that certain First Amendment dated as of the date hereof,  during the
Term of this Agreement.

     B. Producer is in the process of constructing an ethanol plant located near
Council Bluffs, Iowa (the "Facility").

     C. As of the date of this Agreement, Bunge North America, Inc. ("Bunge") is a Member of Producer pursuant to the Amended and Restated Operating Agreement of
Producer  dated  March 7,  2008  ("Operating  Agreement")  and  holds an  equity ownership interest in A-B.

     D. As of the date of this  Agreement,  Producer  is leasing  from Bunge the grain processing facility located in Council Bluffs, Iowa (the "Elevator").

     E.  Producer  desires to buy from A-B, and A-B desires to sell to Producer, all grain  ("Feedstock")  required  for ethanol  production  at the  Facility in accordance with the terms set forth in this Agreement.

     F. The Parties desire to purchase and sell Feedstock in accordance with the fees, payment, delivery and other terms set forth in this Agreement.

                                    AGREEMENT

     Therefore, the Parties agree as follows:

1.   Feedstock Supplier.

          1.1 Sale of  Feedstock.  Subject to the terms of this  Agreement,  A-B will sell to Producer,  and Producer  will purchase from A-B, all Feedstock that Producer  requires for ethanol  production at the Facility  during the
     Term (as hereinafter defined).  A-B will have absolute discretion to manage all logistics in connection with the origination, handling, and delivery of
     Feedstock to Producer except as otherwise provided in this Agreement. As of the date of this Agreement, it is the intent of Producer that initially the
     Facility will only use corn as its Feedstock. Accordingly, the remainder of this  Agreement  will deal  with A-B  procuring  corn for

     sale to Producer meeting the specifications  described herein ("Corn") as a
     Feedstock for the Facility.  If Producer  requires the use of another grain
     Feedstock,  Producer  will  negotiate  in good faith an  amendment  to this
     Agreement covering the procurement by A-B of such additional feedstock.

          1.2  Exclusive  Supplier.  Subject  to the  terms  of this  Agreement,
     Producer  agrees  that  A-B  will be its  exclusive  supplier  of Corn  and
     Producer  will not obtain  Corn from any other  source  during the Term (as defined in  Section  4.1  hereof),  including  the  Facility  as  initially
     constructed  and  any  modifications  or  expansions   thereof.   Upon  any
     modifications  or expansions  of the Facility,  the Parties shall make such amendments  to this  Agreement as are mutually  agreed upon as necessary to reflect such  modifications or expansions at the Facility.  A-B agrees that it will be the  exclusive  supplier of Corn  necessary for the operation of the Facility during the Term under the conditions herein set forth.

          1.3 Restrictions in Facility Service Area.  Except as provided in this
     Agreement, after the Restriction Date (as hereinafter defined), none of A-B or any Affiliate of A-B ("A-B Entity") will * or * within a * radius of the
     Facility (the "Facility  Service Area") for * or * thereof other than *. An
     A-B Entity may contract for * to be * within the Facility  Service Area if:
     (1)  the  contract  is not  with *,  and  (2) * is not  the *,  and (3) the
     Producer is * provided that such * must be promptly * by Producer's general manager or his designee,  and any  unavailability  or failure to * shall be deemed a *. No A-B Entity will * in a * within the Facility  Service  Area.
     If this  Agreement  is  terminated  by Producer  under  Sections  4.2(b) or
     4.2(g),  the restrictions under this Section 1.5 shall survive for a period of one year from the effective  date of  termination.  For purposes of this
     Agreement:  (a) the term  "Affiliate"  means a  Person  that  directly,  or indirectly  through one or more  intermediaries,  controls or is controlled by, or is under common control with, the party specified, with "control" or
     "controlled" meaning the possession,  directly or indirectly,  of the power to  direct or cause the  direction  of the  management  and  policies  of a
     Person,  whether  through  the  ownership  of voting  securities  or voting interests,  by contract  or  otherwise,  provided,  that Bunge shall not be deemed  an  Affiliate  of  A-B;  (b)  the  term  "Person"  shall  mean  any individual,  general partnership,  limited  partnership,  limited liability company, joint venture, trust, business trust, cooperative,  association or other entity of whatever nature;  and (c) the term "Restriction Date" shall mean the date that the Facility first becomes ready for delivery of Corn to the  Facility;  provided that Producer will notify A-B at least thirty (30)
     days in advance of such date.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL  TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

     2. Corn Procurement Policy; Order and Delivery of Corn.

          2.1 Corn Procurement Policy. Producer and A-B will jointly establish a
     Corn procurement  policy setting forth the guidelines and parameters within which A-B will acquire Corn for sale to Producer pursuant to this Agreement and under which A-B will use commercially  reasonable efforts to obtain the best  price  for Corn  under  market  conditions  based on the  guidelines, parameters and  instructions of Producer (the "Corn  Procurement  Policy").
     The Corn Procurement Policy is subject to approval and modification jointly by A-B and Producer's  risk management  committee  and/or Board of Managers and may be developed in connection  with a  comprehensive  risk  management policy for the  marketing of all products

     produced by the  Facility  and the inputs  required  for  operation  of the
     Facility.  The Corn Procurement  Policy shall include,  among other things, allowable  range of prices and  guidelines for the  establishment  of daily bids,  forward  contracting  limits,  risk management  guidelines,  quality standards,  a price discount schedule and other daily operating  parameters to be followed by A-B in supplying Corn to Producer.  The Corn  Procurement
     Policy shall be jointly updated by Producer and A-B as necessary to reflect current  market  conditions  and  operational  needs of the  Facility.  The allowable  range of prices for Corn  included  within the Corn  Procurement
     Policy may include,  in Producer's  discretion,  the price actually paid by
     Producer to purchase the Corn,  plus all  expenses  incurred by Producer to deliver  the  Corn to a  Delivery  Destination  (as  hereinafter  defined), whether incurred before or during the Term, less any quality discounts.

2.2  Order and Delivery of Corn.

          (a) Monthly  Estimates and Minimum Supply. At least 30 days before the beginning  of each  calendar  quarter  during  the Term (but not before the
     Effective  Date),  Producer  will deliver to A-B a written  estimate of its anticipated Corn requirements at the Facility for such calendar quarter. At least 30 days before the beginning of each  calendar  month during the Term
     (but not before the Effective Date), Producer will deliver to A-B a written estimate of its  anticipated  Corn  requirements  at the  Facility for such calendar  month (a "Monthly  Estimate").  A-B shall maintain at all times a minimum  supply of Corn in  storage  for the  Facility  of three days usage based on the  Monthly  Estimate,  which is  estimated  to be  approximately
     330,000 bushels,  or 110,000 bushels per day, unless the general manager of the  Facility,  or his designee  (or such other  individual  identified  in writing by Producer) approves in advance lower minimum supply  requirements
     (with such requirements collectively,  the "Minimum Supply"). Producer will immediately  notify  A-B if the  Minimum  Supply  has not  been met by A-B.
     Producer's  sole and  exclusive  remedy for A-B's  failure to maintain  the
     Minimum  Supply in accordance  with this Section 2.2(a) shall be the rights set forth in Sections  4.2(b) and 13.2.  Producer  will make  storage  room available  pursuant  to  Section  2.2(g)  in order for A-B to  fulfill  the
     Minimum Supply requirement. A-B and Producer will renegotiate the preceding sentences of this Section in the event of any material changes to the three days usage  estimate set forth above.  In addition,  Producer will give A-B reasonable  advance notice of any  circumstances  that would  reasonably be expected to materially affect Corn  requirements at the Facility.  A-B will have no obligation to supply  Producer with a quantity of Corn for a month:
     (a) in material  excess of the quantity  stated in the  applicable  Monthly
     Estimate,  and (b) which  exceeds 110% of the average  monthly  quantity of
     Corn actually used by Producer during the three month period preceding such month.

          (b) Production  Schedules.  If Producer has timely delivered a Monthly
     Estimate to A-B pursuant to Section  2.2(a),  then A-B will provide Corn in quantities  necessary to permit Producer to maintain its actual  production schedule for the month  described in the Monthly  Estimate,  subject to the limitations  contemplated  in Section 2.2(a)  hereof.  On Wednesday of each week,  Producer will provide A-B notice of the actual  production  schedule for the following  production week (Monday through Sunday). A-B is entitled to rely on  Monthly  Estimates  in  supplying  Corn  and in  entering  into
     Contracts (as hereinafter defined). Producer will immediately notify A-B of any  revisions to such  estimates;  provided,  that,  to the extent A-B has relied upon such estimates,  such estimates may not be revised and shall be deemed fixed for purposes of determining any liability of Producer pursuant to this Section. A-B will utilize commercially reasonable efforts to adjust its Corn  procurement  strategy  according to any such  revised  estimates;
     provided that  Producer  will bear all costs  incurred by A-B to attempt to adjust such strategies.

          (c)  Contracting and Sales  Confirmations.  In performing the Services
     (as  hereinafter  defined),  A-B will negotiate and execute in its own name and on its own behalf  contracts  and  agreements  for the purchase of Corn
     ("Contracts")  from corn suppliers upon terms  consistent  with the Policy, including, without limitation, deferred pricing contracts ("DP Contracts").
     Effective as of 1:15 pm Central Time on each  business day during the Term,
     Producer and A-B shall enter into a sales confirmation  evidencing the sale by A-B to  Producer of all grain  ("Contracted  Grain  Volume")  covered by
     Contracts  that A-B has entered into since 1:16 pm Central Time on the most recent preceding business day. Each such sales confirmation shall be in the form attached hereto as Exhibit B (each, a "Sales  Confirmation") and shall set the applicable  per bushel sale price (each, a "Confirmed  Sale Price")
     equal to the  weighted  average  price of Corn under all of the  Contracts, calculated separately for each applicable delivery period,  covered by such
     Sales  Confirmation.  No Sales  Confirmation  may  alter  the terms of this
     Agreement.  To the extent that the terms of a Sales  Confirmation  conflict with the  terms  of this  Agreement,  the  terms  of this  Agreement  shall control.  Notwithstanding the foregoing  provisions of this Section 2.2(c), to the extent that A-B enters into a DP Contract with a corn supplier,  A-B and Producer shall enter into a DP Contract  whereby A-B sells such Corn to
     Producer  on a deferred  pricing  contract  basis  (subject  to the payment provisions of Section 3.1).

          (d) Futures.  Producer  hereby  directs A-B, and A-B agrees,  to cause
     Producer to take a futures  position on the Chicago Board of Trade in order to hedge a Corn purchase under a Contract within a commercially  reasonable time after A-B enters into such  Contract.  Producer  (i) releases A-B from any  liability in any way connected to such futures  transactions  and (ii)
     will defend,  indemnify and hold A-B harmless  for, all costs,  liabilities
     and  expenses  of  A-B  incurred  in  connection   with  any  such  futures
     transaction, including, without limitation, reasonable attorney fees.

          (e) Delivery Location.  The place of delivery for all Corn provided by
     A-B pursuant to this Agreement will be F.O.B.  Facility or F.O.B.  Elevator
     (each,  a "Delivery  Destination"),  as determined by A-B in its reasonable discretion.  A-B will cause Corn to be  delivered  via truck or rail to the extent that a Delivery Destination has appropriate receiving facilities. To the extent any  transportation is required after Corn has been delivered to the  Elevator  in  order  to  transport  Corn  to the  Facility,  any  such
     transportation   and  all   costs   associated   therewith   shall  be  the
     responsibility  of Producer.  A-B, its agents,  and the  counterparties  to
     Contracts will be given access to the Delivery Destinations in a manner and at all times reasonably necessary and convenient for performance under this
     Agreement.  The Parties  acknowledge  that A-B shall cause the  delivery of
     Corn to a Delivery  Destination by providing for such delivery  pursuant to the terms of the Contracts. A-B shall not be in violation of this Agreement to the extent that a corn supplier fails to deliver Corn in accordance with a Contract (unless such default was as the result of A-B's gross negligence or intentional  misconduct).  Upon any such default by a corn supplier, A-B shall  pursue any  available  remedy  against  the corn  supplier  for such default upon request of Producer and Producer shall reimburse all costs and expenses of A-B (including,  without limitation,  reasonable attorney fees)
     associated therewith. From time to time, A-B may cancel or accept alternate delivery of Corn under one or more of the Contracts.

          (f) Unloading. Producer will direct the unloading and receiving of all
     Corn  purchased  hereunder.  All labor and  equipment  necessary to load or unload Corn  delivered  by or on behalf of A-B will be supplied by Producer without  charge  to A-B.  Producer  agrees  to  handle

     the unloading and receiving of all Corn in a good and workmanlike manner in accordance with A-B's reasonable requirements and normal industry practice.
     Producer will maintain (at its own expense) its receiving facilities at the applicable  Delivery  Destination in accordance  with  applicable  laws and regulations  and in safe  operating  condition  in  accordance  with normal industry  standards.  Producer will be responsible for any additional costs to A-B resulting  from any breach by Producer to meet its  obligations  set forth in this  Section  2.2(f).  If  Producer  fails to unload or receive a quantity of Corn which is scheduled for delivery to a Delivery  Destination pursuant to a Contract or otherwise  causes A-B to be in default  under the terms of a  Contract  (either,  a  "Producer  Default"),  A-B will  utilize commercially reasonable efforts to mitigate or remedy such Producer Default after  consultation  with  Producer.  Such  efforts  may  include,  without limitation,  A-B  arranging  for the storage of Corn by a corn supplier for which  Producer  failed  to take  delivery  to delay the  purchase  of Corn pursuant to a Contract, directing delivery of such Corn to another facility or selling such Corn to a third party. Producer will defend,  indemnify and hold A-B harmless for, all costs,  liabilities and expenses of A-B incurred in connection with any Producer  Default,  including,  without  limitation, reasonable  attorney fees,  storage costs,  price  adjustments,  rail/truck demurrage and freight costs.

          (g) Storage. Producer will maintain Corn storage space at the Delivery
     Destinations,  at its sole  cost,  for not less than  three  days'  maximum production of ethanol and related  co-products,  and will be responsible at all times for the quality and  condition of Corn in storage at the Delivery
     Destinations.   If  Producer  expands  the  Facility's  ethanol  production capacity, Producer will correspondingly expand its Corn storage capacity.

          (h)  Receiving  Agent;  Title.  A-B hereby  appoints  Producer  as its receiving agent to take delivery,  on A-B's behalf, of all Contracted Grain
     Volumes  delivered to a Delivery  Destination  and Producer  hereby accepts such  appointment.  Risk of loss,  and  responsibility  for the  quality of
     Contracted Grain Volume will pass to Producer upon unloading the Contracted
     Grain Volume at the Delivery Destinations, but title to unloaded Contracted
     Grain  Volumes  will  remain  in A-B and will not  pass to  Producer  until
     Producer pays the applicable Confirmed Sale Price to A-B in accordance with
     Section 3.1 (prior to title passing to Producer,  such unloaded  Contracted
     Grain Volumes are "A-B-Owned  Volumes").  Producer will store all A-B Owned
     Volumes at the applicable Delivery  Destination free of charge to A-B until
     (a) title to an A-B Owned Volume passes to Producer,  or (b) A-B removes an
     A-B Owned  Volume  from such  location.  A-B and its  agents  will be given access to the Delivery Destinations in a manner and at all times reasonably necessary and convenient  for A-B to remove an A-B Owned Volume,  including access to rail and truck loadout equipment. A-B shall be entitled to post a sign or other notice reasonably acceptable to Producer to put third parties on notice that  certain  Contracted  Grain  Volumes are A-B Owned  Volumes.
     Notwithstanding any other provision in this Agreement to the contrary, with respect  to all  bushels  of Corn that have been  delivered  to a  Delivery
     Destination  and are the subject of DP Contracts,  title shall pass to SIRE in accordance with applicable law.

          (i) Corn Quality Standards. Prior to unloading, Producer will have the right to inspect and reject any Corn  delivery that does not meet the "Corn
     Quality   Standards"   set   forth  in   Exhibit   A  to  this   Agreement.
     Notwithstanding  anything contained in this Agreement to the contrary,  A-B will not be responsible for any failure of Corn to comply with the terms of this  Agreement or any Contract.  If any Corn supplied under this Agreement fails to comply with the Corn Quality Standards,  then Producer's exclusive remedy and  recourse  will be to reject  such  non-compliant  Corn on A-B's behalf as A-B's agent under the terms of any Contract (and provide  A-B with  written  notice  of such  rejection)  prior to  Producer unloading the Corn.  Any failure by Producer to provide  written  notice of rejection  as set forth in this  Section  2.2(i) will be deemed an absolute and unconditional  waiver of its rejection right and any claims relating to such  Corn.  At A-B's  request,  Producer  will  promptly  deliver to A-B a representative sample of any rejected Corn.

          2.3 Additional A-B Services.  The services provided by A-B pursuant to
     this   Agreement   shall  be   collectively   referred  to  herein  as  the
     "Services". The Services shall also include the following:

               (a) Corn  Originators.  A-B shall  provide or make  available the following staff,  which may be employees of A-B or employees leased or subcontracted  from  Bunge  to A-B  (the  "A-B  Staff")  dedicated  to performing the Services:

                    i. A-B shall provide not less than two grain originators, to be located at the Facility, having the following characteristics:
               (A)  one  being  a  Senior  Grain  Merchandiser  of  Bunge  and a pre-existing employee of Bunge; and (B) the other having at least two years grain merchandising  experience.  The originators shall be responsible for  formulating and  implementing a merchandising strategy  consistent with the Corn Procurement Policy to purchase
               Corn for sale to Producer as provided  under this  Agreement.  In furtherance  of  those  responsibilities,  the  originators  will gather and analyze market data.

                    ii. Upon any  expansion of the  Facility,  A-B shall provide additional  A-B Staff as  necessary  for A-B to provide  the same level of services  under this  Agreement  as was  provided by A-B
               before  such  expansion.  All  employee  compensation,   bonuses,
               benefits (including retirement benefits) and employment taxes for the A-B Staff shall be the responsibility of A-B.

               (b) A-B Staff and Producer  Employees.  A-B shall be  responsible for  supervision of A-B Staff and Producer  shall be  responsible  for supervision of Producer's employees.  A-B Staff will abide by the same rules of conduct as are applied to Producer's  employees in Producer's employee handbook for the Facility. Notwithstanding the foregoing, the
          Producer's  general  manager  and A-B will  jointly  conduct  periodic employment  review of the A-B Staff.  Producer's  general  manager may make staffing  recommendations to A-B at any time. A-B may also notify
          Producer's  general  manager or Board of Managers of any misconduct by
          Producer's employees. If the recommendations of the Producer's general manager  are not  accepted  by A-B,  Producer  may  issue a Notice  of
          Dispute as provided in Section 13.2. If A-B's  concerns  regarding any misconduct  by  Producer's  employees  are  not  timely  addressed  by
          Producer,  A-B may issue a Notice of  Dispute as  provided  in Section
          13.2.

               (c) Corn Procurement  Policy. A-B shall abide by any terms of the
          Corn Procurement Policy applicable to A-B in connection with provision of the Services.  Neither A-B nor its Affiliates shall be in breach of this  Agreement  or  liable to  Producer  as the  result  of  Services provided  under this  Agreement  to the extent A-B acts in  accordance with the Corn  Procurement  Policy or in  accordance  with  directions given by Producer's Board or general manager.

2.4 Services, Weights, and Quality.

               (a)  Settlements   and   Accounting.   Producer  will  be  solely
          responsible to provide all back office  administrative  and accounting responsibilities for A-B in connection with this Agreement,  including but  not  limited  to  making  settlements  under  Contracts,  issuing associated  payments and invoices to corn  suppliers,  balancing  open
          Contracts  activity  with  corn  suppliers,  balancing  open  contract activity and daily  settlement  activity between Producer and A-B, and providing daily activity reporting to A-B, including reporting of: (i)
          current Corn  inventory held at the Delivery  Destinations,  (ii) open
          Contracts and Sales  Confirmations  with consolidated  delivery dates, and (iii) Corn delivered to a Delivery Destination,  both with respect to Corn accepted by Producer and Corn rejected by Producer for failure to meet Corn Quality Standards. Producer will provide such information in a  daily  report  to A-B in a form  reasonably  acceptable  to A-B.
          Producer will also be solely responsible for completing  necessary UCC and Farm  Security  Act  searches  to confirm  clear title in the Corn delivered  for the benefit of A-B and will defend,  indemnify and hold
          A-B harmless for, all costs,  liabilities and expenses of A-B incurred in  connection  with any  errors  by  Producer  with  respect  to such searches,  including,  without  limitation,  reasonable attorney fees.
          Producer  will  perform  such  searches in a  commercially  reasonable manner consistent with industry standards.

               (b)  Information  Technology.  Producer  shall  provide the grain origination and accounting  software  identified by A-B to record Corn contracts,  purchases  and  deliveries.  Producer will ensure that its information  technology  systems  (including the use of such software)
          provide  Bunge and A-B with all real  time  information  requested  by
          Bunge  and/or  A-B  regarding  (i)  Corn   deliveries  to  a  Delivery
          Destination,  (ii)  changes to the amount of Corn held in storage at a
          Delivery Destination;  and (iii) Producer's cash corn positions (price and quantity  according to both delivery month and estimated  delivery schedule).  Producer will ensure that all information generated by the scales  described  in Section  2.4(c) is provided  electronically  and promptly to Bunge and A-B.

               (c) Scales. A-B may originate and cause to be delivered Corn that may have  origin  official  weights.  In such  event,  A-B will timely notify  Producer  and the  origin  official  weights of such Corn will govern.  In the event A-B  originates  and causes to be delivered Corn that has estimated origin weights,  Producer will determine the weight of such Corn delivered by A-B to the applicable  Delivery  Destination using  scales at the  Delivery  Destination;  provided,  that,  to the extent  Producer  does not have  scales at a Delivery  Destination  to determine the weight of Corn  delivered by rail,  then such  estimated weights  shall  govern.  Producer  will  maintain (at its expense) the accuracy  of such  scales  and  ensure  that  they are  inspected  and certified  as  required by  applicable  law;  provided  that any scale tickets  generated by such scales  shall be in A-B's name.  Upon A-B's request,  Producer will promptly  provide A-B with copies of all scale certifications.  A-B may, at its sole  expense,  test the  accuracy of such scales.  If the scales at a Delivery  Destination are unavailable or inoperable,  any scales certified as required by applicable law may be used,  at Producer's  sole cost and expense,  until the scales at a
          Delivery Destination are available and operable.

               (d)  Weight  Certificates.  Except  as  contemplated  by  Section
          2.4(c), the inbound weight certificates  generated pursuant to Section
          2.4(c)  will  determine  the  quantity  of Corn for which  Producer is obligated to pay pursuant to Article 3.

          2.5  Producer's  Additional  Obligations.  In  connection  with  A-B's provision of the Services, Producer will provide the following:

               (a) Corn Procurement Policy.  Producer will abide by any terms of the Corn Procurement Policy applicable to Producer.

               (b) Financial Risk Management.  Producer may elect to engage A-B, or an Affiliate of A-B, for a separately  negotiated fee, to provide a portfolio strategy (which may include the purchase and use of futures, options,  and other hedging  tools,  as well as storage at sites other than the  Facility)  that will permit  Producer  to optimize  its Corn supply pricing and security.

3. Price and Payment.

          3.1  Confirmed  Sale  Price.  For each  bushel  of Corn  that has been delivered  to a  Delivery  Destination  and  for  which  A-B has  paid  the applicable corn supplier, Producer will pay A-B a price equal to the oldest
     Confirmed Sale Price (as defined in Section  2.2(c)) for which Corn has not yet been delivered for the applicable  delivery period (i.e.,  Corn will be priced on a "FIFO"  basis).  At 1:00 p.m.  Central Time each day,  Producer will pay to A-B by wire  transfer  the  appropriate  Confirmed  Sale  Price amounts for all Corn delivered to a Delivery  Destination  during the prior
     24 hours. Notwithstanding the foregoing two sentences, with respect to each bushel of Corn that has been  delivered to a Delivery  Destination  and for which A-B has entered into a DP Contract with the applicable corn supplier, the following  shall apply:  (a) A-B shall pay the applicable corn supplier at the time such corn supplier  prices the Corn subject to such DP Contract in accordance  with the terms of such DP Contract,  (b) Producer  shall pay
     A-B a price equal to eighty  percent  (80%) of (i) the per bushel price for such  volume of Corn based on the  closing  price on the  Chicago  Board of
     Trade as of the date such Corn was  delivered to the Delivery  Destination, plus (ii) a basis  amount for such  quantity  of Corn based on Bunge's  FOB
     Council  Bluffs  basis  quotes as of such day (such  sum,  the "80%  Market
     Price"),  with Producer  making payment of such amounts to A-B at 1:00 p.m.
     Central  Time each day for all Corn  delivered  to a  Delivery  Destination during the prior 24 hours that is  subject to a DP  Contract,  and (c) upon payment by A-B to the  applicable  corn supplier as set forth in (a) above,
     A-B and Producer shall true-up any differences between the 80% Market Price paid by Producer and the price paid by A-B to the applicable corn supplier.

          3.2  Origination  Fees. For each bushel of Corn covered by an executed
     Contract,  Producer will pay A-B $* (the "Origination Fee"). At 1:00
     p.m. Central Time on the fifth day of each month,  Producer will pay to A-B by ACH  transfer  the  aggregate  of all  Origination  Fees payable for the prior, just-completed month.

* OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL  TREATMENT WHICH HAS BEEN FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

          3.3  Payments.  Interest will accrue on amounts past due at a rate per annum equal to the lesser of (a) the prime rate,  as reported  from time to time by the Wall Street Journal (or similar  publication),  plus 2%, and (b) the highest  rate  permitted  by law.  All amounts due to A-B under this Agreement will be paid without setoff, counterclaim or deduction.

          3.4 Annual  Minimum  Payments.  Subject to Section 9 hereof,  if as of each anniversary of the Effective Date during the Term, the total amount of
     Origination  Fees that

     Producer has paid or has been  obligated to pay A-B during the  immediately preceding  12-month  period (a "Total Fees  Amount") is less than  $675,000
     ("Annual  Minimum  Amount"),  then within 15 days after  Producer  receives notice  from A-B,  Producer  will pay to A-B an amount  equal to the Annual
     Minimum  Amount minus the Total Fees Amount.  At  Producer's  request,  A-B shall  provide  evidence  supporting  the amount.  Notwithstanding,  if the
     Facility  has not  operated  for twelve  consecutive  months due to a Force
     Majeure  Event,  then  Producer  shall not be  obligated  to pay any Annual
     Minimum Amount for periods after the twelve consecutive months.

          3.5 Adjustments.

               (a) Beginning on the third  anniversary of the Effective Date (as defined in  Section  4.1).  and on each  anniversary  thereafter,  the
          Origination  Fee and the Annual  Minimum  Amount will be  increased or decreased  by an amount  equal to the product of: (i) the  Origination
          Fee and the Annual Minimum Amount, as applicable,  for the immediately preceding 12-month period,  multiplied by (ii) the percentage increase
          (or decrease) for such 12-month  period in the Employment  Cost Index;
          Not  Seasonally  Adjusted;   Total  Compensation;   Private  Industry;
          twelve-month percent change; Midwest Workers,  published by the Bureau of Labor Statistics, U.S. Department of Labor.

               (b) If the Effective  Date has not occurred on or before July 15,
          2009,  then A-B may require the Parties to renegotiate  the provisions of this  Article  3. Upon such  renegotiation,  if the  Parties do not agree upon  adjustments to the compensation on terms agreeable to A-B, then A-B may terminate this Agreement upon notice to Producer.

          3.6 Tax. For purposes of personal  property taxation and/or assessment or other  similar  taxation,  if any, any tax assessed on Corn  acquired or supplied by A-B for the benefit of Producer will be the  responsibility  of
     Producer,  and at no time will A-B be  responsible  for the  payment of any such tax.

          3.7  Audit  Rights.  During  the Term and for a  period  of two  years thereafter,  A-B or its  designated  representatives,  after 10 days' prior written  notice to Producer,  shall have the right during  normal  business hours to  inspect,  review and  audit,  at its own  expense,  all books and records of Producer  relating to the fees payable to A-B hereunder.  To the extent that any such  inspection,  review or audit shows an underpayment to
     A-B of any amounts under this Agreement, such amounts shall be deemed to be past due and shall bear interest in accordance with Section 3.3.

4. Term and Termination.

          4.1 Term. The initial term of this Agreement will begin upon execution of this  Agreement  by both  Parties  and,  unless  earlier  terminated  in accordance with the terms hereof, will expire upon the tenth anniversary of the Effective  Date.  Unless  earlier  terminated  in accordance  with this
     Agreement,   this  Agreement  will   automatically   renew  for  successive
     three-year terms thereafter unless either Party gives written notice to the other Party of its election  not to renew,  no later than 180 days prior to the  expiration  of the initial term or the then current  renewal  term, as applicable.  The  "Term"  will be the  total  of the  initial  term of this
     Agreement and any renewal terms.  The "Effective Date" will be December 15,
     2008 or such other date agreed by the Parties in writing.

     4.2 Termination Rights.

               (a) Either Party may terminate  this Agreement  immediately  upon notice  to the other  Party if such  other  Party  has (i)  materially breached  any  representation,  warranty,  or  obligation  under  this
          Agreement,  and (ii) failed to remedy such breach within 30 days after the  terminating  Party has given  notice of such  breach,  or if such breach  cannot  reasonably  be cured within such 30-day  period,  such other Party has failed to commence and diligently pursue remedy of the breach and failed to remedy  such breach not later than 120 days after the terminating Party has given notice of such breach.

               (b) Producer may terminate  this Agreement upon thirty days prior written  notice to A-B if: (i) A-B has failed to maintain  the Minimum
          Supply of Corn in accordance  with the standards set in Section 2.2(a)
          on six or more days  during a  twelve-month  period and  Producer  has notified A-B of each such failure in accordance  with Section  2.2(a);
          or (ii) subject to the remaining  provisions  of this Section  4.2(b), the  Facility  has shut down  operations  because  of the lack of Corn delivered to or in storage for the  Facility on two or more  occasions during a  twelve-month  period and  Producer  has notified A-B of such shut-downs ("Facility  Shut-Down").  If Producer has not exercised its right to deliver  notice to terminate  this  Agreement  within 10 days after each day or  occasion  (as  applicable)  allowing a  termination right under this Section 4.2(b),  then  Producer's  right to terminate shall  cease with  respect  to such day or  occasion,  as  applicable.
          Notwithstanding the foregoing, to the extent A-B's failure to maintain the  Minimum  Supply  of Corn or a  Facility  Shut-Down  occurs as the result of Producer's  actions or inactions  (unless Producer  provides reasonable  notice to A-B of such  actions  or  inactions),  then such event shall not be considered in  determining  whether  Producer has a termination right (or any other right, including any right of payment)
          under this Section 4.2(b). On the first Facility Shut-Down in a twelve month  period,  A-B will pay to Producer an amount equal to the actual damages  suffered  by  Producer  as a result  of the shut  down of the
          Facility.  On the second Facility  Shut-Down in a twelve month period,
          Producer  may elect to:  (i)  exercise  its  right to  terminate  this
          Agreement as set forth in the first  sentence of this  Section  4.2(b)
          and A-B will pay to  Producer  an amount  equal to the actual  damages suffered by Producer as a result of the shut down of the Facility;  or
          (ii) not exercise its right to terminate the Agreement as set forth in the first sentence of this Section 4.2(b) and A-B will pay to Producer an amount equal to $750,000.  On the third or more Facility Shut-downs during a twelve month period, then either Party may elect to terminate this  Agreement  on thirty days notice to the other Party and A-B will pay to  Producer  an amount  equal to the actual  damages  suffered by
          Producer as a result of the shut down of the Facility.

               (c)  Notwithstanding  anything to the  contrary  herein,  A-B may terminate  this Agreement  immediately  upon notice to Producer (i) if
          Producer fails to pay any amount due under this  Agreement  within two business  days after the date that such  payment  is due;  (ii) if the
          Effective Date has not occurred on or before  October 15, 2009;  (iii)
          in accordance with Section 3.5(b) or Section 24 hereof;  (iv) upon the occurrence  of a  Dissolution  Event (as  defined  in Article X of the
          Operating  Agreement);  and/or (v) upon  termination  of that  certain
          Lease Agreement between Producer and Bunge,  dated as of the same date as this Agreement.

               (d) Either Party may terminate  this Agreement  immediately  upon notice to the other Party if (i) such other Party files a petition for adjudication  as bankrupt,  for  reorganization  or for an arrangement under any bankruptcy or insolvency  law; (ii) an involuntary  petition under such law is filed against such other Party and is not dismissed, vacated or stayed within 60 days

                                       10

          thereafter;  or (iii) such other Party makes an  assignment  of all or substantially all of its assets for the benefit of its creditors.

               (e) A-B may terminate this Agreement  immediately  upon notice to
          Producer  if there is a Change in  Control of  Producer.  A "Change of
          Control" occurs upon any of: (i) a sale of all or substantially all of the  assets  of  Producer;  (ii) a merger or  consolidation  involving
          Producer,  excluding a merger or consolidation after which 50% or more of the outstanding equity interests of Producer continue to be held by the  same  holders  that  held 50% of more of the  outstanding  equity interests of Producer immediately before such merger or consolidation;
          or (iii)  any  issuance  and/or  acquisition  of equity  interests  of
          Producer that results in a person or entity holding 50% or more of the outstanding  equity  interests of Producer,  excluding  any persons or entities that held 50% or more of the outstanding  equity interests of
          Producer  immediately  before such  acquisition  and,  with respect to
          Producer, excluding Bunge.

               (f) Either Party may terminate this Agreement in accordance  with
          Section 9.3 hereof.

               (g) Producer may terminate  this Agreement upon thirty days prior written  notice  to A-B if:  (i)  prior to May 1,  2011,  Bunge or its
          Affiliates  sell  any of the  Series B Units  of  Producer  originally purchased by Bunge from Producer;  or (ii) from and after May 1, 2011,
          (A) Bunge  and/or  its  Affiliates  sell more than 15% per annum (on a cumulative  basis)  of the  Series  B  Units  of  Producer  originally purchased by Bunge from  Producer;  or (B) Bunge and/or its Affiliates hold 25% or less of the Series B Units  originally  purchased by Bunge from  Producer.  The provisions of this Section 4.2(g) shall not apply to intra-Affiliate transfers by Bunge and/or its Affiliates.

               (h) Producer may terminate this Agreement immediately upon notice to A-B if there is a Change in Control of Producer upon payment to A-B of an amount  equal to the Annual  Minimum  Amount on the date of such termination.

          4.3 Survival.  The provisions of this Agreement  which expressly or by
     their  nature  survive   expiration  or  termination  of  this   Agreement,
     including, but not limited to, Sections 1.3, 2.2(h), 3.1, 3.2, 3.3, 3.7, 4,
     6, 7, 12, 13, 14 and 24,  will  remain in effect  after the  expiration  or termination of this Agreement. For the avoidance of doubt, Section 1.3 will only  survive  termination  of this  Agreement  to the  extent set forth in
     Section 1.3.

5.  Covenants  of  Producer.   Producer  covenants  to  A-B  that  it  will  use
commercially  reasonable  efforts  to  ensure  that the  Facility  will be fully operational no later than July 15, 2009.

6.  Representations  and  Warranties.  The  following  parties make  warranties, representations or guarantees as described below.

          6.1 A-B represents  and warrants to Producer that A-B,  either through its own  management  or through  lawful  contracts  entered into with third parties,  currently has and shall  maintain or cause to be maintained  such licenses,  permits and/or authorities as may be required to lawfully engage in the purchase and sale of Corn.

          6.2 A-B  represents  and  warrants  to  Producer  that  all  necessary corporate action has been taken for the authorization,  execution, delivery and performance of this Agreement; the

                                       11

     execution,  delivery and  performance of this Agreement by it does not, and will  not,  violate  or  constitute  a  breach  of  or  default  under  any
     Governmental  Requirement  (as defined in Section  14.4) or any  indenture, contract or other instrument to which the representing  party or its assets are bound or to which its business is subject.

          6.3  Producer  represents  and  warrants  to A-B  that  all  necessary corporate action has been taken for the authorization,  execution, delivery and performance of this Agreement; the execution,  delivery and performance of this Agreement by Producer does not, and will not, violate or constitute a breach of or default under any Governmental Requirement or any indenture, contract or other instrument to which the representing  party or its assets are bound or to which its business is subject.

7. Limitation of Liability; General Disclaimer.  EXCEPT AS EXPRESSLY PROVIDED IN
THIS  AGREEMENT,  A-B MAKES NO STATUTORY,  WRITTEN,  ORAL,  EXPRESSED OR IMPLIED
WARRANTIES,  REPRESENTATIONS  OR GUARANTEES OF ANY KIND  CONCERNING THE SERVICES
PROVIDED BY A-B OR ITS  AFFILIATES  UNDER THIS  AGREEMENT.  EXCEPT AS  EXPRESSLY
PROVIDED  IN THIS  AGREEMENT  (INCLUDING  SECTION  4.2(b)),  NEITHER A-B NOR ITS
AFFILIATES,  NOR ANY OTHER PARTY  PROVIDING  SERVICES  HEREUNDER  (INCLUDING ANY
SUBCONTRACTOR ALLOWED TO PROVIDE SERVICES BY THIS AGREEMENT),  WILL BE LIABLE TO
PRODUCER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES  ARISING OUT OF,  RELATING TO
OR  RESULTING  FROM  SERVICES  PROVIDED  UNDER THIS  AGREEMENT OR THE FAILURE TO
PROVIDE  SERVICES UNDER THIS AGREEMENT,  EXCEPT TO THE EXTENT SUCH DAMAGES ARISE
OUT OF OR RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL  MISCONDUCT OF A-B OR SUCH
PARTY  PROVIDING  SERVICES  (INCLUDING  ANY  SUBCONTRACTOR  ALLOWED  TO  PROVIDE
SERVICES BY THIS  AGREEMENT);  PROVIDED,  THAT THE AGGREGATE  AMOUNT OF ALL SUCH
DAMAGES  UNDER THIS  AGREEMENT  IN ANY FISCAL YEAR WILL NOT EXCEED THE AMOUNT OF
THE FEE IN SUCH FISCAL YEAR. THE  REMUNERATION TO BE PAID FOR THE SERVICES TO BE
PERFORMED REFLECTS THIS LIMITATION OF LIABILITY.  IN NO EVENT WILL A-B OR ANY OF
ITS AFFILIATES OR ANY OTHER PARTY PROVIDING  SERVICES  HEREUNDER  (INCLUDING ANY
SUBCONTRACTOR  ALLOWED  TO  PROVIDE  SERVICES  BY THIS  AGREEMENT)  BE LIABLE TO
PRODUCER  OR  ANY  OTHER  PERSON  OR  ENTITY  FOR  ANY   INDIRECT,   SPECIAL  OR
CONSEQUENTIAL DAMAGES UNDER ANY CIRCUMSTANCES.

8. Remedies.

          8.1 Suspend  Performaince.  A-B may suspend its performance  under this
     Agreement  until  Producer has paid all amounts due under this Agreement if
     Producer  fails to pay any amount  within two business  days after the date when such  amount is due and  uncured  under  this  Agreement.  During  any suspension  pursuant  to this  Section  8.1,  none of  A-B,  Bunge,  or any either's Affiliates shall be bound by the restrictions set forth in Section
     1.3 of this Agreement or the  restrictions set forth in Section 2.1 of that certain  agreement  between Bunge and Producer dated as of October 13, 2006 that addresses, inter alia, issues related to the Council Bluffs elevator.

          8.2 Specific Enforcement.  The Parties shall have the right and remedy to seek to

                                       12

     have the  provisions of this Agreement  specifically  enforced by any court having  equity  jurisdiction  without the necessity of posting any bond, it being  acknowledged  and  agreed  by the  parties  that  the  scope  of the provisions of this Agreement are reasonable under the circumstances.

          8.3 Rights Not Exclusive.  Subject to Section 2.2(a) and Article 7, no
     right, power or remedy conferred by this Agreement will be exclusive of any other right, power or remedy now or hereafter  available to a Party at law, in equity, by statute or otherwise.

9. Force Majeure.

          9.1  Definition  of Force  Majeure  Event.  Each Party is excused from performing  its  obligations  under this  Agreement to the extent that such performance  is  prevented  by an act or event (a  "Force  Majeure  Event")
     whether or not foreseen, that: (i) is beyond the reasonable control of, and is not due to the fault or  negligence  of, such Party,  and (ii) could not have been avoided by such Party's exercise of due diligence, including, but
     not   limited  to,  a  labor   controversy,   strike,   lockout,   boycott,
     transportation  stoppage,  action  of a court or  public  authority,  fire, flood, earthquake, storm, war, civil strife, terrorist action, epidemic, or act of God;  provided that a Force Majeure Event will not include  economic
     hardship,   changes  in  market  conditions,  or  insufficiency  of  funds.
     Notwithstanding  the  foregoing  sentence,  a Force  Majeure Event does not excuse  any  obligation  to make any  payment  required  by this  Agreement
     (including  Section  3.4) and  will  not  affect  either  Party's  right to terminate this Agreement pursuant to Section 4.2

          9.2 Conditions Regarding Force Majeure Event. A Party claiming a Force
     Majeure  Event  must:  (i) use  commercially  reasonable  efforts  to cure, mitigate,  or remedy  the  effects  of its  nonperformance;  provided  that neither  Party  will have any  obligation  hereunder  to settle a strike or labor dispute;  (ii) bear the burden of  demonstrating  its existence;  and
     (iii) notify the other Party of the  occurrence  of the Force Majeure Event as quickly as  reasonably  possible,  but no later than five  business days after learning of the occurrence of the Force Majeure Event. Any Party that fails to notify the other Party of the  occurrence of a Force Majeure Event as  required  by  this  Section  9.2  will  forfeit  its  right  to  excuse performance  of its  obligations  due to such Force Majeure  Event.  When a
     Party  claiming a Force Majeure Event is able to resume  performance of its obligations under this Agreement,  it will immediately give the other Party notice to that effect and resume performance.

          9.3  Third  Parties;  Termination.  During  any  period  that a  Party claiming a Force  Majeure  Event is  excused  from  performance  under this
     Agreement,  the other Party may accept performance from other parties as it may  reasonably  determine  under  the  circumstances.  If a Party  has not performed  under this  Agreement  due to a Force  Majeure  Event for twelve consecutive  months or more,  the other Party may terminate  this Agreement immediately upon notice to the non-performing Party.

10. Insurance.

          10.1 Other Required Coverage.

               (a) Each  Party  will  maintain  automobile  liability  insurance covering  owned,  hired,  and non-owned  vehicles  against  claims for bodily injury, death and property damage, with a combined single limit of not less  than  $1,000,000,  or  equivalent  coverage  using  split limits.

                                       13

          Such  insurance will name the other Party,  its parents,  subsidiaries and Affiliates as additional insureds thereunder,  and will be primary to any other  insurance  available to such other  Party,  its parents, subsidiaries and Affiliates as insureds or otherwise.

               (b)  Each  Party  will  maintain   commercial  general  liability
          insurance  (including,  without  limitation,  coverage for Contractual
          Liability and Products/Completed Operations) against claims for bodily injury,  death  and  property  damage,  with  limits  of not less than
          $1,000,000  for each  occurrence  and  $1,000,000  in the  General and
          Products/Completed  Operations Aggregate. Such insurance will name the other Party,  its parents,  subsidiaries  and Affiliates as additional insureds there under, and will be primary and  non-contributory to any
          other   insurance   available  to  such  other  Party,   its  parents,
          subsidiaries and Affiliates as insureds or otherwise.

               (c) An excess or  umbrella  liability  policy with a limit of not less than  $2,000,000 per occurrence  and $2,000,000  aggregate.  Such excess or umbrella liability policy shall follow form with the primary liability  policies,  and  contain a  drop-down  provision  in case of impairment of underlying limits.

               (d)  Notwithstanding  the provisions of Section  10.1(b) and (c),
          each  Party's  total  coverage  under  both  its  commercial   general
          liability   insurance  in  Section  10.1(b)  and  excess  or  umbrella liability policy in Section 10.1(c) must have combined limits together totalling $4,000,000 for each occurrence and $4,000,000 aggregate.

               (e) Worker's Compensation  insurance providing statutory benefits for injury or disease in the state(s) of operation of the Parties, and
          Employer's  Liability  with limits of at least $500,000 for individual injury or disease, with an aggregate of $500,000 for disease.

               (f) Each Party waives all rights  against the other Party and its employees and agents for all losses and damages caused by, arising out of or resulting  from any of the perils or causes of loss of the Party covered by the  policies  contemplated  by Section  10.1 and any other property insurance covering the Party applicable to the Facility.

          10.2 Policy  Requirements.  All  insurance  policies  required by this
     Agreement will (a) provide  coverage on an "occurrence"  basis; (b) provide that no  cancellation  or non-renewal  will be effected  without giving the other Party at least thirty (30) days prior written notice, except ten (10)
     days notice for  non-payment of premium;  and (c) be valid and  enforceable policies issued by insurers of recognized responsibility, properly licensed in the State where the Facility is located,  with an A.M.  Best's Rating of
     A- or better and Class VII or better. General Liability and Excess/Umbrella
     Liability  policies  will not contain a  cross-liability  exclusion,  or an exclusion  for punitive or exemplary  damages  where  insurable  under law.
     Prior to the Effective Date and,  thereafter,  within five business days of renewal,  certificates and endorsements of such insurance will be delivered to the other Party, as appropriate,  as evidence of the specified insurance coverage.  From time to time, upon a Party's request,  the other Party will provide the  requesting  Party,  within  five  business  days,  a certified duplicate original of any policy required to be maintained hereunder.  Each
     Party will provide the other Party at least thirty (30) days prior  written notice of any material change or amendment to a Party's insurance policy.

11.  Relationship of Parties.  This Agreement creates no relationship other than that of  producer/seller  and purchaser  between the Parties  hereto.  Except as expressly provided herein,

                                       14

     there is no partnership,  joint venture or other joint or mutual enterprise or undertaking  created  hereby and neither  Party,  or any of such Party's
     representatives,   agents   or   employees,   will  be  deemed  to  be  the
     representative or employee of the other Party. Except as expressly provided herein or as otherwise  specifically agreed in writing,  neither Party will have authority to act on behalf of or bind the other Party. Notwithstanding the  foregoing,  the  Parties  acknowledge  that  Bunge will be a member of
     Producer and has certain rights related thereto.

12. Confidential9ity.

          12.1 Definition of Confidential  Information.  The term  "Confidential
     Information"  means  all  material  or  information  relating  to a Party's business  operations and affairs  (including trade secrets) that such Party treats as  confidential.  Without limiting the generality of the foregoing, all  information  regarding  quantities  of Corn  requested,  supplied,  or capable of being  supplied and any pricing matter under this Agreement will be  deemed  to  be  Confidential  Information  of  the  appropriate  Party;
     provided,  however,  that quantities of Corn purchased,  the price at which the Corn was purchased,  and aggregate fees paid to A-B, on a quarterly and annual basis, shall not be deemed "Confidential Information."

          12.2 Use of  Confidential  Information.  During the Term and for three years thereafter,  neither Party will (a) use any Confidential  Information of the other  Party for any  purpose  other  than in  accordance  with this
     Agreement or for its and its Affiliates' internal business purposes, or (b)
     disclose  Confidential  Information to any Person,  except to its personnel
     (and with respect to A-B, to Bunge and its  Affiliates)  who are subject to nondisclosure  obligations  comparable  in scope to this Section 12 and who have a need to know such Confidential Information in order to perform under this Agreement. Notwithstanding the foregoing, the Parties acknowledge that
     A-B,  Bunge and/or their  respective  Affiliates  may perform  services for other third parties similar to the services provided to Producer  hereunder and that the use by A-B,  Bunge and/or their  respective  Affiliates of any
     Confidential   Information  regarding  the  services  provided  under  this
     Agreement in the course of the  provision  of such  services to other third parties and for A-B's,  Bunge's  and their  Affiliates'  internal  business purposes shall not be considered a violation of this Section 12;  provided, that  such use of  Producer's  Confidential  Information  may not be to the
     competitive disadvantage of Producer.

          12.3 Disclosure of Confidential  Information.  Notwithstanding Section
     12.2,  either  Party may use for any  purpose or disclose  any  material or information  that  it can  demonstrate  (i) is or  becomes  publicly  known through no act or fault of such Party;  (ii) is developed  independently by such Party without reference to the other Party's Confidential Information;
     (iii) is known by such Party when  disclosed by the other  Party,  and such
     Party does not then have a duty to maintain its confidentiality; or (iv) is rightfully  obtained  by such Party  from a third  party not  obligated  to
     preserve  its   confidentiality   who  did  not  receive  the  material  or
     information  directly or indirectly  from the other Party. A Party also may disclose the other Party's Confidential  Information to the extent required by a court, law, legal or administrative  process or by other  governmental authority,  provided  that the  disclosing  Party (a) gives the other Party advance  written notice of the disclosure,  (b) uses reasonable  efforts to resist  disclosing the  Confidential  Information,  (c) cooperates with the other Party on request to obtain a protective  order or otherwise limit the disclosure, and (d) as soon as reasonably possible,  provides a letter from its counsel  confirming  that such  Confidential  Information  is, in fact, required to be disclosed.

                                       15

          12.4 Injunctive  Relief.  Each Party  acknowledges and agrees that its breach or threatened breach of any provision of this Section 12 would cause the other Party irreparable  injury for which it would not have an adequate remedy  at  law.  In the  event  of a  breach  or  threatened  breach,  the nonbreaching Party will be entitled to injunctive relief in addition to all other remedies it may have at law or in equity.

13. Governing Law; Disputes.

          13.1 Governing Law. This Agreement  shall be governed by I the laws of the state of Iowa, without regard to principles of conflicts of laws.

          13.2  Notice  of  Dispute.  If any  dispute  shall  arise  under or in connection  with this  Agreement,  the Parties  hereto  agree to follow the procedures set forth in this Section 13 in an effort to resolve the dispute prior to the  commencement of any formal  proceedings;  provided,  however, that either Party may  institute  judicial  proceedings  seeking  equitable relief or remedies without  following the procedures set forth herein.  The
     Parties shall  attempt in good faith to resolve any dispute  arising out of or relating to this Agreement, the breach, termination, or validity hereof, or the  transactions  contemplated  herein promptly by negotiation  between representatives who have authority to settle the controversy. Any Party may give the other Party  written  notice  that a dispute  exists (a "Notice of
     Dispute") setting forth a statement of such Party's position. Within twenty
     (20)   business   days  of  the   delivery   of  the  Notice  of   Dispute,
     representatives of the Parties shall meet at a mutually acceptable time and place,  and thereafter as long as they both reasonably  deem necessary,  to exchange  relevant  information and attempt to resolve the dispute.  If the matter  has not been  resolved  within  thirty  (30) days of the  disputing party's delivering its Notice of Dispute,  the dispute shall be referred to the Boards of  Directors  or Managers of Producer  and A-B who shall within twenty  (20)  additional  days meet to attempt in good faith to resolve the dispute.

          13.3 Mediation. If the matter still has not been resolved within sixty
     (60) days of the delivery of the Notice of Dispute, then any Party may seek to resolve the dispute  through  mediation  administered  by the Commercial
     Mediation  Rules of the American  Arbitration  Association.  If the Parties
     fail to resolve  the dispute  within  twenty-one  (21) days after  starting mediation, then either Party may initiate appropriate proceedings to obtain a judicial resolution of the dispute.

          13.4 Negotiations;  Jurisdictional Matters. If a representative of any
     Party  intends to be  accompanied  at a meeting by an  attorney,  the other negotiator  shall be given at least three (3) business days' notice of such intention  and may also be  accompanied  by an attorney.  All  negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement  negotiations  for purposes of the Federal Rules of Evidence and similar  state rules of evidence.  Any  proceeding  initiated by either
     Party  hereto  shall be  commenced  and  prosecuted  in the  United  States
     District  Courts  for the  Eastern  District  of  Missouri  or the  Western
     District of Iowa or the state courts in St. Louis  County,  Missouri or Des
     Moines,  Iowa,  and any  courts to which an appeal  may be taken,  and each
     Party hereby  consents to and submits to the personal  jurisdiction of each of such courts.

          13.5 Waiver of Jury Trial. EACH PARTY  IRREVOCABLY  WAIVES ANY AND ALL
     RIGHTS TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED
     TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED

                                       16

     HEREBY.

14. Indemnification.

          14.1  Indemnification  By Producer.  Producer  agrees to indemnify and hold A-B harmless from any Loss suffered or incurred by A-B arising out of, or in any way relating to:

               (a)  Producer's  use or possession or operations on or at, or any action or failure to act at, the Facility;

               (b) any personal  injury or property  damage  related to the use, possession,  condition  of,  disposal  of,  physical  contact  with or exposure to any products manufactured at the Facility;

               (c) injuries or alleged injuries suffered by Producer's employees whether at the  Facility  or  elsewhere  and  whether or not under the direction of A-B and/or the Producer; or

               (d)  any  violation  or  alleged  violation  of any  Governmental
          Requirement by Producer,

unless and to the extent such Loss was directly caused by A-B's gross negligence or willful  misconduct  and in each case only to the extent A-B is not otherwise compensated for such Loss by applicable insurance (to the extent actually paid).

          14.2 Indemnification By A-B. A-B agrees to indemnify and hold Producer harmless from any Loss suffered or incurred by Producer  arising out of, or in any way relating to:

               (a) injuries or alleged injuries suffered by A-B's employees,  or leased or  subcontracted by A-B, whether at the Facility or elsewhere;
          or

               (b)  any  violation  or  alleged  violation  of any  Governmental
          Requirement by A-B,

unless and to the  extent  such Loss was  directly  caused by  Producer's  gross negligence or willful misconduct and in each case only to the extent Producer is not otherwise  compensated for such Loss by applicable  insurance (to the extent actually paid).

14.3 Employees,  Affiliates,  Etc. A party's  indemnification of the other party pursuant to this Section 14 will also run in favor of such  indemnified  party's officers,  managers,  directors,  employees,  agents  and  representatives,  and indemnification  claims may be made  hereunder  by any of such parties or by the indemnified party on such third parties' behalf.

14.4 Definitions. For purposes of this Agreement:

               (a) "Governmental  Requirement" means all laws, statutes,  codes, ordinances and governmental rules, regulations and requirements of any governmental  authority  that  are  applicable  to  the  Parties,  the property of the Parties or activities  described in or contemplated by this Agreement.

                                       17

               (b) "Loss" means any claim, loss, cost, expense, liability, fine, penalty,  interest,  payment or damage,  including  but not limited to reasonable attorneys' fees, accountants' fees and any cost and expense of litigation, negotiation, settlement or appeal

15. Notices.  All notices  required or permitted under this Agreement will be in writing and will be deemed given and made: (i) if by personal  delivery,  on the date of such delivery,  (ii) if by facsimile,  on the date sent (as evidenced by confirmation  of  transmission  by  the  transmitting  equipment),  (iii)  if by nationally  recognized  overnight  courier,  on the next  business day following deposit,  and (iv) if by  certified  mail,  return  receipt  requested,  postage prepaid,  on the  third  business  day  following  such  mailing;  in each  case addressed to the address or facsimile number shown below for such Party, or such other  address or facsimile  number as such Party may give to the other Party by notice:

         If to A-B:

         AGRI-Bunge, LLC
         c/o Bunge North America, Inc.
         11720 Borman Drive
         St. Louis, Missouri  63146
         Attn: Senior Vice President - Bunge Grain
         Facsimile: (314) 292-2110

         with copies to:

         Bunge North America, Inc.          AGRI Industries, Inc.
         11720 Borman Drive                 700 SE Dalbey Drive
         St. Louis, Missouri  63146         Ankeny, IA 50021
         Attn:  General Counsel             Attn:  Chief Executive Officer
         Facsimile:  (314) 292-2521         Facsimile:  (515) 964-2250

         If to Producer:

        Southwest Iowa Renewable Energy, LLC
        10868 189th Street
        Council Bluffs, Iowa 51503
        Attn: General Manager
        Facsimile:  712-366-0394

         with copies to:

        David E. Gardels, Esq.
        Husch Blackwell Sanders LLP
        1620 Dodge Street, Suite 2100
        Omaha, NE 68102
        Facsimile: (402) 964-5050

16. Entire Agreement;  No Third Party Beneficiaries.  This Agreement constitutes the entire  agreement  between the Parties  with  respect to the subject  matter hereof and supersedes all prior agreements and understandings,  both written and oral,  between  the Parties  with  respect to the

                                       18

subject matter  hereof.  This Agreement does not, and is not intended to, confer any  rights  or  remedies  upon any  person  other  than the  Parties  (or their
Affiliates,  successors,  assignees  or  subcontractors  to the extent set forth herein).

17.  Amendments;  Waiver. The Parties may amend this Agreement only by a written agreement of the Parties.  No provision of this Agreement may be waived,  except as  expressly  provided  herein or  pursuant  to a  writing  signed by the Party against  whom the  waiver is  sought  to be  enforced.  No  failure  or delay in exercising  any right or remedy or requiring the  satisfaction  of any condition under this Agreement,  and no "course of dealing" between the Parties,  operates as a waiver or  estoppel  of any right,  remedy or  condition.  A waiver made in writing on one  occasion is  effective  only in that  instance  and only for the purpose  that it is given and is not to be  construed  as a waiver on any future occasion or against any other person.

18. Assignment. No Party may assign this Agreement, or assign or delegate any of its rights,  interests,  or  obligations  under this  Agreement,  voluntarily or involuntarily, whether by merger, consolidation,  dissolution, operation of law, or any other manner,  without the prior written consent of the other Party,  and any  purported  assignment  or  delegation  without  such  consent will be void.
Despite the prior  sentence,  (a) SIRE may assign to  Affiliates of SIRE and may enter in assignments  required by lenders  without A-B's prior written  consent, and (b) A-B may assign this Agreement,  or assign or delegate any of its rights, interests, or obligations under this Agreement, to Bunge North America, Inc. and its Affiliates without Producer's prior written consent. Upon the dissolution or termination  of A-B, this  Agreement  shall be  automatically  assigned to Bunge
North America,  Inc.  without any further action by the Parties.  Subject to the preceding  sentences in this Section 18, this  Agreement  binds and benefits the
Parties and their respective permitted successors and assigns.

19.  Subcontracting.  In connection  with A-B  providing  the Services,  A-B may subcontract  with  or  otherwise  retain  the  services  of  Bunge  and  Bunge's
Affiliates,  and Producer hereby consents to such subcontracting  activities for purposes of Section 18 hereof.

20. Severability.  If a court or arbitrator with proper jurisdiction  determines that any provision of this Agreement is illegal, invalid, or unenforceable,  the remaining  provisions of this Agreement  remain in full force.  The Parties will negotiate  in good faith to replace  such  illegal,  invalid,  or  unenforceable provision with a legal,  valid,  and enforceable  provision that carries out the
Parties' intentions to the greatest lawful extent under this Agreement.

21.  Interpretation.  Each  Party has been  represented  by  counsel  during the negotiation  of this  Agreement and agrees that any ambiguity in this  Agreement will not be construed against one of the Parties.

22. Further Assurances. Each Party will execute and cause to be delivered to the other  Party  such  instruments  and other  documents,  and will take such other actions,  as the other Party may reasonably  request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

23. Counterparts. This Agreement may be executed by the Parties by facsimile and in separate counterparts, each of which when so executed will be deemed to be an original and all of which together will constitute one and the same agreement.

                                       19

24. Suspension of Agency Agreement.

          24.1  Suspension.  This Agreement is being entered into to temporarily replace that certain Grain Feedstock Agency  Agreement  between the Parties dated October 13, 2006, as amended by that certain First Amendment dated as of the date hereof (the "Agency Agreement") until such time as Producer has obtained a grain dealers license from the State of Iowa. During the Term of this  Agreement,  Producer agrees to use its best efforts to obtain a grain dealers  license  from the State of Iowa.  The Agency  Agreement  is hereby suspended  and  shall  not  govern  the  terms of  delivery  of Corn to the
     Facility  until the Parties  mutually agree to terminate this Agreement and reinstate  the  terms  of the  Agency  Agreement  in  accordance  with  the following procedures. After its receipt of a grain dealers license from the
     State of Iowa,  Producer  shall  provide  A-B notice in writing at least 60 days prior to the date  Producer  desires to terminate  this  Agreement and reinstate  the terms of the Agency  Agreement.  Upon A-B's  receipt of such notice,  A-B and Producer  shall mutually agree in writing upon the date of termination of this Agreement and  reinstatement of the terms of the Agency
     Agreement;   provided,   that,  if   termination   of  this  Agreement  and
     reinstatement  of the terms of the Agency Agreement shall not have occurred by June 30, 2009,  then A-B may terminate  either or both of this Agreement and the Agency Agreement in its sole discretion.  Notwithstanding  anything contained in this Agreement to the contrary,  upon any  termination of this
     Agreement  other than  pursuant to this  Section  24, the Agency  Agreement shall be deemed to have been  immediately  terminated upon mutual agreement of the Parties without any further action by any Party.

          24.2  Reinstatement  of Agency  Agreement.  Upon  termination  of this
     Agreement and  reinstatement of the terms of the Agency Agreement  pursuant to Section 24.1: (a) the  "Effective  Date" and  "Restriction  Date" of the
     Agency  Agreement  shall be deemed to be the Effective Date and Restriction
     Date, respectively,  of this Agreement, (b) the Monthly Estimates delivered under  this  Agreement  will be deemed to be the  monthly  estimates  which
     Producer is obligated to deliver under the Agency  Agreement,  (c) the Corn supplied by A-B to Producer under this  Agreement  will be applied  against any minimum Corn supply  requirements  under the Agency Agreement,  (d) the
     Origination  Fees paid by Producer under this Agreement during the 12-month period preceding termination of this Agreement shall be applied against the
     Agency Fee (as defined in the Agency Agreement) for purposes of calculating the Total Fees  Amount  under the Agency  Agreement,  and (e)  Confidential
     Information  of a Party  which is  obtained  by the other  Party under this
     Agreement shall become "Confidential  Information" which is governed by the
     Agency Agreement.

          24.3  Treatment of  Contracts.  At A-B's  option,  with respect to any
     Contracts in existence on the date of termination of this Agreement for any reason (including, without limitation, termination pursuant to this Section
     24),  the  terms of this  Agreement  shall  survive  such  termination  and continue to govern the sale by A-B of the  Contracted  Grain Volume subject to such Contracts.

                  [remainder of page intentionally left blank]

                                       20

IN WITNESS  WHEREOF,  the Parties have caused this  Agreement to be executed the day and year first above written.

AGRI-BUNGE, LLC                           SOUTHWEST IOWA RENEWABLE
ENERGY, LLC

By: /s/ C. Bailey Ragan                    By: /s/ Mark Drake
    -------------------                      -----------------------------
Name: C. Bailey Ragan                      Name: Mark Drake
Title: Manager                             Title: President and CEO

                                       21

                                    EXHIBIT A
                                QUALITY STANDARDS

CORN SPECIFICATION:
------------------

GRADE:        U.S. No. 2 Yellow Corn
MOISTURE      15.0%
AFLATOXIN:    Maximum 20ppm
PRICE DISCOUNT SCHEDULE: per market scale of discounts

                                       22

                                    EXHIBIT B
                           FORM OF SALES CONFIRMATION

AGRI - Bunge, LLC                                             CONFIRMATION OF
                                                              SALES CONTRACT

B
U
Y
E
R

The  following  confirms  the terms of the  contract  between the Seller and the
Buyer.  Seller and Buyer are parties to a Grain Feedstock Supply Agreement dated
December 15, 2008. In the event of any consistency between this confirmation and the Grain Feedstock  Supply  Agreement,  the terms of the Grain Feedstock Supply
Agreement shall apply.
The Seller  hereby sells and agrees to deliver,  and the Buyer hereby  purchases and agrees to receive in the amounts and on the terms and conditions hereinafter set forth, the following:

-------------------------------- ----------------------------------------- -------------------- ----------------------
           QUANTITY                        GRADE AND COMMODITY                    PRICE                 BASIS
-------------------------------- ----------------------------------------- -------------------- ----------------------

-------------------------------- ----------------------------------------- -------------------- ----------------------
          INSPECTIONS                            WEIGHTS                                TIME OF SHIPMENT
-------------------------------- ----------------------------------------- -------------------------------------------

SPECIAL TERMS & CONDITIONS

===============================================================================
THE UNDERSIGNED  HEREBY AGREE TO THE ABOVE TERMS TOGETHER WITH THE GENERAL TERMS
ON THE REVERSE SIDE OF THIS CONTRACT.

                  BUYER                                                SELLER
                                                                                AGRI - Bunge, LLC
--------------------------------------------

By:                                 DATE:                              BY:
   ---------------------------------     ---------------------            -------------------------------------------------

                           PLEASE SIGN COPY AND RETURN

                                  GENERAL TERMS

1.   Unless otherwise provided herein, this contract is subject to the rules and regulations  of the National  Grain and Feed  Association  in effect on the date  of  this  contract;  and to the  extent  not in  conflict  with  this confirmation or with said rules and regulations,  to the Uniform Commercial
     Code.  Buyer and Seller agree that all disputes and  controversies  between them with respect to this contract  shall be  arbitrated  according to said rules and regulations,  that the decision and award  determined  thereunder shall be final and binding on Buyer and Seller,  and that judgment  thereon may be entered in any court of competent jurisdiction.

2.   The term  "Inspection"  as it pertains to grain,  shall mean  inspection in accordance with the terms of National Grain and Feed Association's  Class A
     Official  Inspection.  Seller's weights and inspections  shall be specified where official weights and grades are not available.

3.   (a) If any  commodity  covered by this  contract  fails to comply  with the
     Federal  Food,  Drug and Cosmetic  Act as a result of causes or  conditions proven to have  existed  prior to the time when title  passed to the Buyer,
     Buyer,  as his  exclusive  remedy and  recourse  may  reject  same prior to unloading and Seller shall replace with a like amount.  Seller shall not be responsible  for any  failure of the  commodity  to comply with the Federal
     Food, Drug and Cosmetic Act which results from causes or conditions arising subsequent  to the time title passed to Buyer.  In no event shall Seller be liable to Buyer for any  consequential  damages  suffered by Buyer. (b) THE
     EXPRESS  WARRANTIES SET FORTH HEREIN ARE EXCLUSIVE AND NO OTHER WARRANTIES,
     GUARANTEES  OR  REMEDIES OF ANY KIND,  WHETHER  STATUTORY,  WRITTEN,  ORAL,
     EXPRESSED OR IMPLIED  INCLUDING THE  WARRANTIES OF  MERCHANTABILITY  AND/OR
     FITNESS FOR A  PARTICULAR  PURPOSE  SHALL APPLY.  (c) No verbal  agreement, representation  or warranty  concerning  the terms of this  contract or the commodity  itself shall be valid or binding unless  confirmed by the Seller in writing.

4.   Failure  on the  part  of  Seller  to  deliver,  or  non-conformity  of any installment of this contract shall not be a breach of the entire contract.

5.   This  entire  contract  or any  unshipped  portion  thereof  is  subject to cancellation by Seller if any federal,  state or municipal laws,  rules, or regulations  now in effect or which may become in force  during the term of this contract,  prevent or adversely affect performance of this contract in accordance with its provisions.

6.   Any increase in present  freight  rates shall be for Buyer's  account.  Any existing,  new or increased tax or charge hereinafter imposed by the United
     States or any State, County, or Municipality shall be paid by Buyer.

7.   Either party may continue its  performance  of this  contract,  despite the other's breach,  without waiving any of its rights or remedies arising from the breach.

8.   This  contract  is  subject  to  reciprocal  margins  common in the  trade, including the following:  When the contract price exceeds the market price,
     Seller may require Buyer to place the  difference  between market price and contract price on the undelivered balance in escrow and/or withhold amounts due Buyer for  deliveries  on this or any  other  contract  in an amount no greater than the difference  between market price and contract price, until the  balance  is  delivered.  When the  contract  price is below the market price,  Buyer may require  Seller to place the  difference  between  market price and contract price on the undelivered  balance in escrow If more than one contract is  outstanding,  the aggregate  balance on all open contracts will be considered.  Either party may treat the contract as breached by the other  party if the other  party  fails to place the margin in escrow  upon demand.

9.   Reconsignment  or  diversion  of any  private  car  furnished  by Seller is prohibited unless Seller consents thereto in writing.

10.  Seller is not responsible for performance  under this contract in the event of conditions  beyond  Seller's  control such as, but not limited to, labor disputes  and  disturbances,  embargo  delays,  accidents,  fire,  delay or non-performance  of  carriers,  acts of God or war.  Seller  shall,  at its option, and upon notice to Buyer, either be relieved of further performance under this contract or Seller's  performance  may be suspended for a period of time equal to the time period of the delay.

11.  Buyer hereby  warrants that it was and is solvent,  as that term is defined under  bankruptcy  law, at the time it entered into this  contract,  at the time it signs the confirmation of sales contract,  and at the time it takes delivery of the commodities covered by this contract.  Buyer shall promptly inform Seller in writing if it becomes  insolvent,  as that term is defined under  bankruptcy law, prior to the full performance and completion of this contract.

12.  If Buyer  does not  return a signed  copy of this  confirmation  to  Seller within ten days from the above date, Seller shall have the option to cancel this contract by sending  written notice to Buyer within fourteen days from the above date. If Seller does not give such written notice,  this contract shall remain in full force and effect.  Buyer's failure to advise Seller in writing of any discrepancies  in, objections to, or disagreements  with the terms and  conditions of this  confirmation  within ten days from the above date will be construed as acceptance of these terms and conditions.